AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON October 20, 2000

                      REGISTRATION NO. 333-
=================================================================

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                    ------------------------
                            FORM S-3

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                    ------------------------

                HEADWAY CORPORATE RESOURCES, INC.
     (Exact name of registrant as specified in its charter)


           Delaware                         75-2134871
(State or Other Jurisdiction of           (IRS Employer
Incorporation or Organization)         Identification No.)

                  317 Madison Avenue, 3rd Floor
                       New York, NY  10017
                         (212) 672-6500
(Address and telephone number of registrant's principal offices)

                   Barry S. Roseman, President
                Headway Corporate Resources, Inc.
                  317 Madison Avenue, 3rd Floor
                       New York, NY  10017
                         (212) 672-6500
    (Name, address and telephone number of agent for service)

  Copies of all communications, including communications to the agent, should be sent to:

                      Mark E. Lehman, Esq.
                    Cletha A. Walstrand, Esq.
               Lehman Walstrand & Associates, LLC
                   8 East Broadway, Suite 620
                 Salt Lake City, UT  84111-2204
                         (801) 532-7858
                       (801) 363-1715 fax

Approximate date of commencement of proposed sale to the  public:
As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                 CALCULATION OF REGISTRATION FEE

 Title of each      Amount      Proposed     Proposed     Amount
    class of         to be      maximum      maximum        of
securities to be  Registered    offering    Aggregate    registra
   registered         (1)        price       offering      tion
                               per share      price        fee
                                  (2)

Common Stock,       403,231     $2.53125    $1,020,678    $270
 $0.0001 par value

Common Stock,       253,231     $2.53125    $  640,991    $169
$0.0001 par value (3)

Total               656,462                 $1,661,669    $439

(1) The shares registered include 253,231 shares issuable on exercise of outstanding securities. The amount registered also includes an indeterminate number of shares of common stock that may be issuable by reason of anti-dilution provisions, stock splits, stock dividends, or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2) Estimated solely for purposes of determining the registration fee. Based upon the average of the high and low prices of Headway's Common Stock as reported on the American Stock Exchange on October 18, 2000, pursuant to Rule 457(c).

(3) Represents common stock issuable on exercise of common stock purchase warrants and options.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion: October 20, 2000

PROSPECTUS

                HEADWAY CORPORATE RESOURCES, INC.

                 656,462 SHARES OF COMMON STOCK

     This prospectus covers 403,231 shares of our common stock, as well as 253,231 shares issuable on future exercises of certain
common stock purchase options and warrants.   All of these shares
are being offered for sale by the person named herein under the caption "Selling Stockholders." We will not receive any of the proceeds from the sale of shares by the selling stockholders.

     Please read the risk factors beginning on page 3 of this prospectus before making a decision to invest in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Our common stock is listed on the American Stock Exchange under the symbol HEA. The closing price of our common stock on October 18, 2000 was $2.50 per share.


                      _______________, 2000

                       PROSPECTUS SUMMARY

Our company

     Headway Corporate Resources, Inc. is a leading provider of human resource and staffing services to the financial services industry. In 1999, Headway began a program to diversify its specialization outside of financial services and currently provides services to other industries such as e-commerce, media, entertainment, information technology and telecommunication.

     The financial services industry consists of investment banking firms, banking institutions, insurance companies, credit card service companies, and other finance companies, and extends by association to real estate companies, appraisal firms, law firms, accounting firms, and other service companies that participate in the financial services industry.

     Headway's history of service in the industry, which began in 1984 with executive search services, enables it to understand the complexity of the products and services offered by the financial services industry, assist the client in identifying the human resources required to support those products and services, and develop industry specific solutions for the human resources needs of the client.

     Headway established its staffing service business through 18 acquisitions of staffing and professional services companies since 1996. Headway's acquisitions and internal business development over the past two years have resulted in substantial growth. Total revenues in 1999 were $360.7 million as compared to $291.3 million in 1998 and $142.8 million in 1997.

      The human resource management services offered by Headway consist of:

     *    temporary staffing and value added services,

     *    information technology and professional staff services,

     *    executive search and permanent placement services, and

     *    contract staff administration services.

     Headway's goal is to build a national staffing business focused on providing these services with an emphasis in the financial services industry as well as other identified industries. Headway's strategy for achieving this goal is to make acquisitions and emphasize programs that generate internal growth. Headway will seek strategic acquisitions specifically looking for fold-ins to existing operations in order to strengthen and add to existing business lines as well as continue the diversification program.

      Our principal office is located at 317 Madison Avenue,  3rd
Floor,  New York, New York, 10017, where our telephone number  is
(212) 672-6500.

The Offering

Common stock offered by the selling stockholders        656,462 shares (1)
Common Stock to be outstanding after ther Offering   11,010,692 shares (2)
Use of proceeds                              If  the outstanding options  and
                                             warrants  owned by  the  selling
                                             stockholders  are  exercised  in
                                             full,   we  will  receive  gross
                                             proceeds     of    approximately
                                             $1,000,480,  which we  will  add
                                             to our working capital.
-------------------------------------------
(1) Represents the maximum number of shares covered by this prospectus.
(2) Assumes exercise of 253,231 options and warrants owned by the selling stockholders; does not include common stock issuable upon exercise of other currently outstanding options, warrants or conversion rights.

                          RISK FACTORS

     Prospective investors should consider carefully the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus prior to making an investment in our common stock.

The future value of our company and your investment depends, in part, on our ability to grow through acquisitions.

     Headway has experienced significant growth, primarily through acquisitions. Whether we continue to grow substantially in the future depends, in part, on our ability to acquire other human resource businesses. Our ability to acquire other businesses depends on:

     *    Identifying suitable acquisition candidates,
     *    Obtaining acquisition financing, and
     *    Completing acquisitions at acceptable prices.

We believe there is intense competition in the human resource industry for suitable acquisitions and financing. There can be no assurance that Headway will be able to expand its business significantly through acquisitions.

Our failure to successfully integrate new acquisitions may adversely affect our results of operations.

     Assuming we can locate and acquire human resource businesses, we will not be successful unless we can integrate those acquisitions into our operations. There are a number of factors that can affect integration and our results of operations:

     * Our ability to adapt our infrastructure and systems at an acceptable cost to accommodate growth;
     * Unforeseen costs, liabilities or other problems with the businesses acquired;
     * Possible adverse effects on earnings resulting from increased goodwill amortization or increased interest costs; and
     * Once integrated, failure of acquired companies to achieve acceptable levels of revenue or profitability or otherwise perform as expected.

     There is no assurance we will succeed in the future to integrate new acquisitions with our existing operations.

The services we provide depend on availability of qualified temporary personnel.

     Headway depends on its ability to attract, train, and retain personnel who possess the skills and experience necessary to meet the staffing requirements of our clients. Competition for individuals with proven skills in certain areas, particularly in information technology and professional services, is intense. We place employees in several industries in which unemployment is relatively low thereby increasing competition for employees qualified for such placements. We must continually evaluate, train, and upgrade our supply of available personnel to satisfy clients' needs. There can be no assurance that qualified personnel will continue to be available to Headway in sufficient numbers and on terms of employment acceptable to us. The inability to attract and retain qualified personnel could have a material adverse effect on our business.

Our business depends on effective and operational information storage and processing systems.

     Our business involves processing payroll and employee information for the temporary personnel we provide to clients and directly processing payroll and employee information for clients' work forces. Accordingly, a substantial portion of our business depends upon our ability to store, retrieve, process, and manage significant databases, and periodically to expand and upgrade our information processing capabilities. Headway's computer software systems are backed-up on a daily basis and back-up tapes stored at an off site location. However, interruption or loss of our information processing capabilities through loss of stored data, breakdown, or malfunction of computer equipment and software systems, telecommunications failure, conversion difficulties, or damage to our facilities could have a material adverse effect on our business.

Intense competition in our industry could affect our results of operations.

     The staffing industry is intensely competitive and fragmented and has limited barriers to entry. Headway competes for employees and clients in national, regional, and local markets with full-service and specialized temporary staffing services businesses. A significant number of our competitors have more established operations and greater marketing, financial, and other resources. Price competition in the staffing industry is intense, particularly for the provision of office and clerical personnel. Headway expects that the level of competition will remain high in the future, which could limit our ability to maintain or increase our market share or maintain or increase gross margins, either of which could have a material adverse effect on our operating results.

We derive a significant amount of our revenue from one client, and the loss of that business could adversely affect our operations.

     Substantially all of our contracts to perform services may be canceled or modified by our clients at will without penalty. Our largest client accounted for approximately 11 percent of our revenues for the year ended December 31, 1999, and 4 percent of our revenues for the six months ended June 30, 2000. The revenues generated by this client represent primarily payrolling services provided by Headway, which generates a lower gross margin compared to our other staffing services. However, the revenues from this client do cover a significant portion of our operating expenses that support the infrastructure we use to service more profitable clients. The loss of, or a material reduction in revenues from, our largest clients could have a material adverse effect on our operations.

Our business may be threatened by new laws and increasing governing regulation.

     Recent federal and certain state legislative proposals have included provisions extending health insurance benefits to employees not presently receiving such benefits. Due to the wide variety of national and state proposals currently under consideration, we cannot predict the impact of such proposals. Any material changes in federal, state, local or foreign statutes and/or government regulations could result in increased costs for us. We cannot assure you that we will be able to increase the fees charged to our clients in a timely manner and sufficient amount to cover such increased costs. We cannot predict whether other legislation or regulations affecting our operations will be proposed or enacted at the federal, state, local or foreign level.

We may be liable for the acts of our placements.

     As a provider of temporary and staffing services, we place our employees in the workplace of other businesses. Like all employers, our employees can commit acts that would subject us to negative publicity, injunctive orders, or the imposition of fines or damages. Such acts include discrimination, harassment, personal injury and other similar claims. In addition, by providing information technology and professional services, we are subject to claims for errors and omissions and negligence.
If an employee fails to follow these policies or if our insurance is inadequate, such actions could materially and adversely affect our business and results of operations.

We will incur increased employee costs.

     We pay unemployment insurance premiums and workers' compensation for our staffing personnel. Unemployment insurance premiums may increase as a result of, among other things, increased levels of unemployment and the lengthening periods for which unemployment benefits are available. Workers' compensation costs may increase as a result of changes in our experience rating or in applicable laws. We cannot assure you that actual future workers' compensation claims will not exceed the coverage amounts. Our workers' compensation insurance premiums are subject to retroactive increases based upon audits of our employee classification practices and other data provided to the insurance carrier. Actual future workers' compensation obligations may exceed the amount of our workers' compensation insurance. Higher than anticipated losses from known claims or an increase in the number and severity of new claims are two factors that could cause greater workers' compensation costs.

                         USE OF PROCEEDS

     We will not receive the proceeds from the sale of any of the shares of our common stock offered by the selling stockholders. If the outstanding warrants owned by certain of the selling stockholders are exercised in full, we will receive proceeds of approximately $1,000,480, which will be added to our working capital.

        INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with it (File No. 1-16025), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

     * our Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1999;
     *    our Quarterly Report on Form 10-Q for the quarter ended
          March 31, 2000;
     *    our Quarterly Report on Form 10-Q for the quarter ended
          June 30, 2000;
     * our proxy statement for our annual meeting of shareholders scheduled for November 9, 2000; and
     * the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superceded.

     You may request a copy of these filings at no cost by writing or telephoning us at the following address and number:

                Headway Corporate Resources, Inc.
                  317 Madison Avenue, 3rd Floor
                    New York, New York 10017
                         (212) 672-6500

                      SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the selling stockholders. We believe, based on information supplied by such persons, that except as noted, the person named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column in this table assumes the sale of all of our shares offered by this prospectus.

                           Shares Beneficially    Shares     Shares Beneficially
Selling Stockholder               Owned           Offered            Owned
                         Prior to the Offering    For Sale    After the Offering
                         ----------------------  ----------  -------------------
Common Stock Outstanding

Ronald Wendlinger              403,231             403,231          -0-

Common Stock Underlying
 Options And Warrants

Michael List                   203,231             203,231          -0-
JW Genesis Financial Corp.      50,000              50,000          -0-


     Ronald Wendlinger served from May 1996 to February 1999, as a Vice Chairman and Executive Vice President of Headway Corporate Staffing Services, Inc., a subsidiary of Headway. The common stock offered by Mr. Wendlinger was acquired under an option agreement exercised in May 1999.

     Michael List is the President and Chief Technology Officer of Headway Corporate Staffing Services, Inc. The common stock offered by Mr. List is issuable under options granted to him in connection with his employment. The exercised price for 100,000 shares is $3.3125 per share and is $3.94 per share for the remainder.

     JW Genesis Financial Corp. rendered financial consulting services to Headway in 1998. In partial consideration for such services, Headway issued warrants to JW Genesis to purchase 50,000 shares of common stock at an exercise price of $5.25 per share.

                      PLAN OF DISTRIBUTION

     The sale of the selling stockholders' shares may be effected from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, upon the American Stock Exchange or in negotiated transactions, or through the writing of options on the selling stockholders' shares, a combination of these methods of sale, or otherwise. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     The selling stockholders may effect the transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the selling stockholders' shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. The selling stockholder may enter into hedging transactions with broker-dealers, and in connection with these transactions, broker-dealers may engage in short sales of the shares. The selling stockholders may also sell shares short and deliver these shares to close out its short positions. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of these shares to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also pledge these shares to a broker-dealer who, upon a default, may sell or otherwise transfer these shares.

     These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

     The selling stockholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     If we are notified by selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933. The supplement will disclose

     * the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of securities involved,
     *    the price at which such securities will be sold,
     * the commissions to be paid or discounts or concessions to be allowed to such broker-dealer(s), where applicable,
     * that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
     *    other facts material to the transaction.

     We have advised the selling stockholders that during such time as they may be engaged in a distribution of the common stock covered by this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may exist for the common stock.

     Any securities covered by this prospectus that qualify for sale pursuant to SEC Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholders will sell any or all of the shares of common stock covered by this prospectus.

                          LEGAL MATTERS

     The validity of the shares of our common stock covered by this prospectus has been passed upon by Lehman Walstrand &
Associates, LLC. Members of Lehman Walstrand beneficially own shares of our common stock.

                             EXPERTS

     The consolidated financial statements of Headway Corporate Resources, Inc. and Subsidiaries included in Headway Corporate Resources' Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

               WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the SEC in:

     *    Room 1024, 450 Fifth Street, N.W., Washington, D.C.
          20549;
     * The Chicago Regional Office, Suite 1400, 500 West Madison Street, Citicorp Center, Chicago, Illinois 60661; and
     * The New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048.

     Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement is also available through the SEC's Web site at http://www.sec.gov.

                            PART II.

             INFORMATION NOT REQUIRED IN PROSPECTUS

      ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. Headway will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and NASD.

Securities and Exchange Commission Filing Fee                $        439
NASD Filing Fee                                                       603
Printing Fees and Expenses                                          1,000
Legal Fees and Expenses                                            15,000
Accounting Fees and Expenses                                       15,000
Miscellaneous                                                       5,000
TOTAL                                                        $     37,042

       ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Headway's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law (the "DGCL"), no director or officer of Headway shall have any liability to Headway or its stockholders for monetary damages. The DGCL provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Headway's Charter and Bylaws provide that Headway [shall] indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the DGCL and that Headway shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

      The Charter and Bylaws provide that Headway will indemnify its directors and officers and may indemnify employees or agents of Headway to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Headway. However, nothing in the Charter or Bylaws of Headway protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the DGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

                       ITEM 16. EXHIBITS.

     (a)  Exhibits.

      Copies of the following documents are included as exhibits pursuant to Item 601 of Regulation S-K.

                                I

Exhibit  SEC Ref.  Title of Document                                  Location
No.        No.
1          (4)     Options granted to Michael List in May 1999       This filing
                     and March 1997                                   Page E-1

2          (4)     Warrant issued to JW Genesis Financial Corp.,     This filing
                     the  successor to JW Charles Financial Services  Page E-13

3     (5) & (23)  Opinion and consent of Lehman Walstrand &          This filing
                     Associates, LLC                                  Page E-34

4         (23)    Consent of Ernst & Young LLP                       This filing
                                                                      Page E-36


(1) These exhibits are included in Headway's current report on Form 8-K, dated March 19, 1998, and filed with the Commission on April 3, 1998, and are incorporated herein by this reference. The reference under the column "Location" is to the exhibit number in the report on Form 8-K.

                      ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 15 of this
Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               II

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonably grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 20, 2000.

                                  Headway  Corporate Resources, Inc.

                                  By /s/ Barry  S.  Roseman, President

                        POWER OF ATTORNEY

      Know all men by these presents, that each person whose signature appears below constitutes and appoints Barry S. Roseman and Jamie Schwartz (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.


Dated: October 20, 2000  /s/   Gary   S.  Goldstein,   Principal
                         Executive Officer and Director

Dated: October 20, 2000  /s/    Barry   S.   Roseman   Principal
                         Financial  and Accounting  Officer  and
                         Director

Dated: October 14, 2000  /s/ G. Chris Andersen, Director

Dated: October ___, 2000 --------------------------------------
                         E. Garrett Bewkes, III, Director

Dated October 19, 2000   /s/ Bruce R. Ellig, Director

Dated: October ___, 2000 --------------------------------------
                         Ehud D. Laska, Director

Dated: October 19, 2000  /s/ Richard B. Salomon, Director

                               III
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